                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C





      Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:
[ ]   Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]   Definitive Information Statement


                       CONSOLIDATED CAPITAL PROPERTIES VI
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 181,300

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10,400,000, based on the contract price for property being sold.

(4) Proposed maximum aggregate value of transaction: $10,400,000

(5) Total fee paid: $1,224

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                       CONSOLIDATED CAPITAL PROPERTIES VI
                           c/o The Altman Group, Inc.
                           1200 Wall Street, 3rd Floor
                           Lyndhurst, New Jersey 07071

Dear Limited Partner:

We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation (the "General Partner"), the general partner of Consolidated Capital Properties VI, a California limited partnership (the "Partnership"), has agreed to sell its interests in the apartment complex known as Colony of Springdale, located in Springdale, Ohio ("Colony of Springdale" or the "Property"), which is owned by Colony of Springdale Associates, Ltd., a Texas limited partnership (the "Seller"). The Partnership owns a 99% limited partnership interest in Seller and owns 100% of CCP/VI Springdale GP, L.L.C., a South Carolina limited liability company ("CCP/VI Springdale GP"), which owns a 1% general partnership interest in Seller. Thus, Seller is a wholly owned subsidiary of the Partnership. Accordingly, as referenced throughout this information statement, the sale of the Property by the Partnership shall mean the sale of the Property by Seller in its capacity as a wholly owned subsidiary of the Partnership. Colony of Springdale will be sold to CNC Investments, Ltd., L.L.P., a Texas limited liability partnership (the "Buyer"), an unaffiliated third party, for $10,400,000 cash. The General Partner has conflicts of interest in the sale of the Property as described in greater detail herein. After the sale closes, we estimate that there will be approximately $11 (after non-resident withholding tax) per limited partnership unit to distribute to the limited partners as a result of the sale of Colony of Springdale, assuming the sale was consummated on August 31, 2005. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur within 90 days after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners.

                      WE ARE NOT ASKING YOU FOR A PROXY AND

                    YOU ARE REQUESTED NOT TO SEND US A PROXY.


        The date of this information statement is September 30, 2005.



This information statement is being mailed on or about September 30, 2005 to all holders at the close of business on September 23, 2005 of the limited partnership units of Consolidated Capital Properties VI, a California limited partnership.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the sale transaction for the Property:

      - The Buyer or an affiliate of Buyer will acquire Colony of Springdale for $10,400,000 cash pursuant to a purchase and sale agreement dated as of August 19, 2005 between Buyer and Seller (the "Purchase and Sale Agreement"). Seller may, in its reasonable discretion, reduce the purchase price for Colony of Springdale up to 10% to address objections made by Buyer to the condition of the Property.

      - The completion of the sale is scheduled to occur on or before October 18, 2005, subject to certain extension options.

      -     The Purchase and Sale Agreement also provides for the sale of nine
            (9) other properties located throughout the United States that are owned by various third parties affiliated with the Seller and the representative of Seller, Apartment Investment and Management Company or AIMCO, for a total aggregate purchase price of $96,500,000, which amount includes a portfolio acquisition fee in the amount of $2,000,000.

      - Upon completion of the sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, including payment of costs associated with outstanding litigation, the Partnership will be dissolved and its affairs wound up.

A more detailed summary of the sale transaction for the Property can be found on page 11 of this information statement under the heading entitled "Summary of the Colony of Springdale Purchase and Sale Agreement." Upon the completion of the sale of Colony of Springdale, we estimate that approximately $11 (after non-resident withholding tax) per limited partnership unit will be distributed to the limited partners, assuming the sale was consummated on August 31, 2005.

                     REASONS FOR THE SALES OF THE PROPERTIES

The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering the following:

      - The Property was completed in 1969, and given its age, the Property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

      - The General Partner believes that market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

The factors described above were not the only factors considered by the General Partner. The General Partner did not find it practical to quantify or otherwise assign relative weights to any of the factors considered. However, after taking into account all of the factors, the General Partner concluded that this offer would be preferable to any other alternative available and recommended the transaction as the best way to secure value for the limited partners. For these reasons, the General Partner has approved the sale and the agreement, and limited partners holding a majority of the limited partnership units also approved the sale and the agreement.

                                THE SALES PROCESS

We hired Apartment Realty Advisors Midwest, Inc., a national real estate brokerage firm to market the Property, along with nine (9) other properties, located in Ohio. The broker marketed the Property nationally to prospective buyers known to be interested in the acquisition. The broker received offers from nine (9) potential purchasers. We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. We chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.

AIMCO, an affiliate of the General Partner, has varying ownership interests in each of the ten (10) properties being sold to the Buyer pursuant to the Purchase and Sale Agreement. Only five (5) of the ten (10) properties being sold are 100% owned by AIMCO (the five (5) properties are Burgundy Court, College Park, Oaks at Woodbridge I, Trinity Place and Woodmere Apartments). AIMCO's ownership interest in Colony of Springdale is approximately 56.26% as to the limited partnership units. (With respect to the other properties in which AIMCO does not own 100%, AIMCO owns approximately 99.52% of Chimneys of Oak Creek I, 80.23% of Chimneys of Oak Creek II, 55.72% of Hunter's Chase I, and 48.63% of Stoneridge Apartments.) For purposes of allocating the total disposition pool purchase price being paid by the Buyer to the various properties within the disposition pool, AIMCO is relying on the Buyer's allocations, which AIMCO has not influenced and which AIMCO and the General Partner believe to reflect fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing, based on third-party appraisals obtained by the Buyer or the Buyer's lenders or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.

                                   THE SELLER

The Property is owned by Colony of Springdale Associates, Ltd., a Texas limited partnership. The Partnership owns a 99% limited partnership interest in Seller and owns 100% of CCP/VI Springdale GP, L.L.C., a South Carolina limited liability company, which owns a 1% general partnership interest in Seller. Thus, Seller is a wholly owned subsidiary of the Partnership. Accordingly, as referenced throughout this information statement, the sale of the Property by the Partnership shall mean the sale of the Property by Seller in its capacity as a wholly owned subsidiary of the Partnership. The Partnership, Consolidated Capital Properties VI, is located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. The phone number for Consolidated Capital Properties VI is (864) 239-1000.

                                    THE BUYER

The Buyer, which is not affiliated with the Partnership or Seller, agreed to acquire the Property through an arms length negotiation. The General Partner or its affiliates have sold other properties to Buyer or its affiliates in the past. Buyer is in the business of owning, managing and operating real estate properties for investment. Buyer or its affiliates plan to manage and operate the Property upon completion of the sale. Buyer has an office located at 4420 FM 1960 West, Suite 800, Houston, Texas 77068. The telephone number for Buyer is
(281) 444-1585.

                                  THE PROPERTY

The Partnership has owned and operated Colony of Springdale, a 261-unit apartment complex located in Springdale, Ohio, since February 20, 1987. There is a first mortgage loan on the Property with an unpaid principal and interest balance of $4,784,783 as of August 31, 2005. The Partnership has other indebtedness of approximately $1,472,851 as of August 31, 2005, including $1,005,194 of indebtedness to the General Partner and its affiliates. The loan encumbering the Property is subject to a prepayment penalty.

In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, its General Partner and several of their affiliated partnerships and corporate entities. The action purported to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) that are named as nominal defendants, challenging, among other things, the acquisition of interests in certain General Partner entities by Insignia Financial Group, Inc. ("Insignia") and entities that were, at one time, affiliates of Insignia; past tender offers by the Insignia affiliates to acquire limited partnership units; management of the partnerships by the Insignia affiliates; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO. The plaintiffs sought monetary damages and equitable relief, including judicial dissolution of the Partnership.

On January 8, 2003, the parties filed a Stipulation of Settlement in proposed settlement of the Nuanes action. On June 13, 2003, the court granted final approval of the settlement and entered judgment in the Nuanes action. On August 12, 2003, an objector ("Objector") filed an appeal (the "Appeal") seeking to vacate and/or reverse the order approving the settlement and entering judgment thereto. On May 4, 2004, the Objector filed a second appeal challenging the court's use of a referee and its order requiring Objector to pay those fees.

On March 21, 2005, the Court of Appeals issued opinions in both pending appeals. With regard to the settlement and judgment entered thereto, the Court of Appeals vacated the trial court's order and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review." With regard to the second appeal, the Court of Appeals reversed the order requiring the Objector to pay referee fees. On April 28, 2005, the Objector filed a Petition for Review with the California Supreme Court in connection with the opinion vacating the order approving settlement and remanding for further findings. On

June 10, 2005, the California Supreme Court denied Objector's Petition for Review and the Court of Appeals sent the matter back to the trial court on June 21, 2005. The parties intend to ask the trial court to make further findings in connection with settlement consistent with the Court of Appeal's remand order.

                              APPROVAL OF THE SALE

The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 2.01 of the Partnership's First Amended and Restated Limited Partnership Agreement, dated October 9, 1984, permits the Partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the then outstanding units.

As of August 31, 2005, the Partnership had approximately 2,290 limited partners who collectively own 181,300 outstanding limited partnership units. Each limited partnership unit represents approximately 0.00055% of the outstanding limited partnership units. Affiliates of the General Partner currently own approximately 102,000 limited partnership units or 56.26% of the outstanding limited partnership units. On September 14, 2005, the holders of these 56.26% of the outstanding limited partnership units gave their written consent approving and adopting the sale. The following limited partners executed a written consent:



            NAME AND ADDRESS                NUMBER OF LIMITED    PERCENT OF
          OF BENEFICIAL OWNER               PARTNERSHIP UNITS      CLASS


            AIMCO IPLP, L.P.
           55 Beattie Place
         Greenville, SC 29602                    42,480             23.43%

        AIMCO Properties, L.P.
4582 S. Ulster St. Parkway, Suite 1100
            Denver, CO 80237                     59,520             32.83%

                                TOTAL:          102,000             56.26%


As a result, the holders of a majority of the limited partnership units have approved the sale of the Property upon terms and conditions subsequently to be approved by the General Partner. Accordingly, no vote of any other limited partnership unit holder is necessary to approve the sale and, therefore, the Partnership is not soliciting any other votes.

Subject to the terms and conditions of the Purchase and Sale Agreement, we contemplate that the sale of the Property will be consummated within approximately two to three months, but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Purchase and Sale Agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the sale. A portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $1,005,194 as of August 31, 2005. This amount includes advances to the Partnership from affiliates of the General Partner as well as unpaid reimbursements of accountable administrative expenses. In addition, because a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient, a sale of the Property reduces the General Partner's liability for existing and future partnership debt and liabilities

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by Buyer to the condition of the Property):


Gross purchase price                                                $10,400,000
Less:  Acquisition fee                                                 (217,000)
Plus: Cash and cash equivalents                                           4,286
Plus: Other Partnership assets                                           79,190
Less: Mortgage debt, including accrued interest                      (4,784,783)
Less: Accounts payable, accrued expenses and other liabilities         (593,660)
                                                                    ===========
Less: Loans from affiliates                                            (879,191)
Less: Prepayment Penalty                                             (1,382,885)
Less: Reserves for Contingencies                                       (312,000)
Less: Nonresident withholding taxes                                    (128,850)
                                                                    ===========
Less: Closing costs                                                    (312,000)
Plus: Deficit restoration obligation                                    172,472
                                                                    -----------

TOTAL                                                                $2,045,579
                                                                    ===========

Net proceeds distributable to all Partners                           $2,045,579
                                                                    ===========
Percentage of proceeds allocable to Limited Partners                         96%
Net proceeds distributable to Limited Partners                       $1,968,185
                                                                    ===========

Total number of Units                                                   181,300
Distributable net proceeds per Unit                                         $11

This estimate assumes the closing of the sale of the Property was consummated on August 31, 2005 and is based on information known to the General Partner at that time. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of the sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences of the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER, OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER, OR IT ARISING FROM THE SALE.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The General Partner believes that a typical limited partner will recognize gain from the sale of the Property of approximately $21 per unit. This gain will constitute "unrecaptured I.R.C.
Section 1250 gain" that will be taxed at a maximum 25% rate to an individual limited partner. A typical individual limited partner will recognize an ordinary loss of $7 per unit related to the prepayment penalty on the loan encumbering the Property. When the Partnership completely terminates (which should occur at the conclusion of the Nuanes action), a typical limited partner (the tax bases in whose units have not be adjusted on account of a sale or death) could recognize a capital loss of approximately $27 per unit on account of syndication fees that are nondeductible at the Partnership level.

The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership's amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds."

To the extent that a partnership is not a "dealer" with respect to a property, any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

The General Partner believes that in addition to the $7 per unit of ordinary loss related to the prepayment penalty, a typical limited partner will recognize gain from the sale of the Property of approximately $21 per unit as "unrecaptured I.R.C. Section 1250 gain" that will be taxed at a minimum 25% rate to an individual limited partner. The general partner believes that none of this gain will constitute "depreciation recapture gain" or I.R.C. Section 1231 gain.

If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her, or its partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner's gain will be taxable as ordinary income under I.R.C. Section 751.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE SALE OF THE PROPERTY AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has depreciated approximately 62% for United States federal income tax purposes. As a result, it is possible that continued operation of the Property will generate taxable income to the limited partners, since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service the Partnership's liabilities. As of August 31, 2005, the General Partner and its affiliates have made loans to the Partnership in the aggregate principal amount, plus interest, of

$879,191. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a partnership tax return, and the General Partner will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, including payment of costs associated with outstanding litigation, the Partnership will be dissolved and its affairs wound up. The Partnership intends to hold back approximately $30,000 to pay for costs associated with pending legal claims involving the Partnership. In addition, the Partnership will reserve approximately $139,000 from the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until such liquidation and dissolution, including management fees, taxes, the costs of audits, printing and mailing, and the preparation and filing of Partnership's tax returns. Lastly, the Partnership will reserve approximately $2,000 from the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership and the Seller. A more detailed summary of the litigation involving the Partnership can be found of page 4 of this information statement under the heading "The Property." See also "Use of Proceeds" and "Federal Income Tax Consequences" for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly held limited partnership organized under the California Uniform Limited Partnership Act on May 23, 1984. ConCap Equities, Inc., a Delaware corporation, is the general partner of the Partnership. The General Partner is a subsidiary of AIMCO, a publicly traded real estate investment trust. The partnership agreement provides that the Partnership is to terminate on December 31, 2015, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. The Partnership currently owns and operates one apartment property. See below for a description of the Partnership's property.

The Partnership, through its public offering of limited partnership units, sold 181,808 limited partnership units aggregating $45,452,000. Since its initial offering, the Partnership has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Property in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the Property or through the sale or exchange, refinancing, debt restructuring or relinquishment of the Property. The Partnership evaluates the Property periodically to determine the most appropriate strategy.

The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's investments in properties:


      PROPERTY        DATE OF PURCHASE    TYPE OF OWNERSHIP          USE
-------------------------------------------------------------------------------

     Colony of           02/20/1987      Fee ownership,        Apartment - 261
    Springdale,                          subject to a first         units
  Springdale, Ohio                       mortgage (1)


(1) The Property is held by Seller in which the Partnership directly owns a 99% limited partnership interest and is the sole member of the limited liability company that owns the 1% general partnership interest.

         SUMMARY OF THE COLONY OF SPRINGDALE PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Purchase and Sale Agreement for the Property.

                              THE PURCHASED ASSETS

Seller has agreed to sell to Buyer all of Seller's interest in and to the Property, together with all the buildings and improvements located thereon and certain associated property.

                               OTHER TRANSACTIONS

Buyer's obligation to purchase the Property is conditioned upon, among other things, the closings of the sale of certain other properties that are owned by Seller's affiliates. These other property sales are similarly conditioned upon the closing of the sale of the Property. These other property sales are summarized in the table below. There can be no assurance that any of these other property sales can be simultaneously closed with the sale of the Property, or that the sale of any of these other properties cannot close simultaneously with the sale of the Property.


PROPERTY                  BUYER                          SELLER                                  PRICE
--------                  -----                          ------                                  -----

Burgundy Court            CNC Investments Ltd., L.L.P.   Burgundy Court Associates, L.P.       $ 9,800,000

Chimneys of Oak Creek I   CNC Investments Ltd., L.L.P.   Chimneys-Oxford Associates, L.P.      $16,600,000*

Chimneys of Oak Creek II  CNC Investments Ltd., L.L.P.   Kettering-Oxford Associates, L.P.     (* included)

College Park              CNC Investments Ltd., L.L.P.   College Park Apartments                $8,300,000

Hunter's Chase I          CNC Investments Ltd., L.L.P.   Dayton III-Oxford Associates          $12,250,000
                                                         Limited Partnership

Oaks at Woodridge I       CNC Investments Ltd., L.L.P.   Cincinnati-Oxford Associates          $17,200,000
                                                         Limited Partnership

Stoneridge                CNC Investments Ltd., L.L.P.   Stoneridge Associates of Ohio          $7,500,000
                                                         Limited Partnership

Trinity Place             CNC Investments Ltd., L.L.P.   Trinity Place Community                $8,600,000
                                                         Urban Redevelopment Corporation
                                                         and Trinity-Oxford Associates, L.P.

Woodmere                  CNC Investments Ltd., L.L.P.   Woodmere Associates, L.P.               $5,850,000


AIMCO, an affiliate of the General Partner, has varying ownership interests in each of the ten (10) properties being sold to Buyer. Five (5) of the ten (10) properties being sold are 100% owned by AIMCO, while AIMCO's ownership interest in the Property is approximately 56.26%. For purposes of allocating the total disposition pool purchase price being paid by Buyer to the various properties within the disposition pool, AIMCO is relying on Buyer's allocations, which AIMCO has not influenced and which AIMCO and the General Partner believe to reflect fair market value. The purchase price allocations may be changed by Buyer before closing, based on third-party appraisals obtained by Buyer or Buyer's lenders or as a result of further negotiations of the total purchase price to be paid by Buyer for the disposition pool. The allocation to the Property set forth herein may be increased or decreased to reflect any variance from appraisals obtained by Buyer or Buyer's lender, or as a result of a change in the pool purchase price resulting from further negotiations.

The following summaries of the provisions of the Purchase and Sale Agreement summarize the terms thereof as they relate specifically to the Property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The Property expressly excludes cash or other funds; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; Seller's proprietary books and records; any right, title or interest in or to the AIMCO Marks; any Buyer's Access computer and/or software; AIMCO Benchmark Series Books; Connect: Remote Horizon Software; any other software installed on any computer transferred as part of the sale; equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller; or property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the Property; or property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property.

                               ASSUMED LIABILITIES

Buyer agreed to assume, as of the closing of the sale of the Property, Seller's liabilities and obligations under (i) the leases, and (ii) those property contracts which Buyer does not desire to terminate at closing, which, by their terms, are assignable to Buyer. Some property contracts may be terminated or cancelled on a case by case basis at the cost of Buyer.

                           THE EXISTING MORTGAGE LOAN

The outstanding principal balance of the existing mortgage loan from GMAC Commercial Mortgage Corporation as of August 31, 2005 was $4,754,020. The outstanding principal balance of the mortgage loan at closing shall be paid out of the balance of the purchase price due at the closing.

                                 PURCHASE PRICE

The portion of the purchase price to be paid by Buyer attributable to the Property is $10,400,000 (which amount includes $217,000, the Property's applicable share of the $2,000,000 portfolio acquisition fee), plus the lender fees (including prepayment penalties) (subject to reduction from the purchase price), payable as follows: (i) the application an initial deposit in the amount of $53,886 due upon the execution of the Purchase and Sale Agreement, to be held in escrow until the closing, the entire amount of which shall become immediately non-refundable upon delivery to escrow (the "Non-Refundable Deposit Amount"), other than the occurrence of a "Refundable Event" (as hereinafter defined), (ii) an additional deposit of $53,886 upon the expiration of Buyer's due diligence period for its examination of the Property to be held in escrow until the closing, and (iii) the balance of the purchase price at the closing. As used herein, the term "Refundable Event" shall mean (a) Seller is unable to provide clear, insurable title to the Property, or to convey the Property free and clear of the existing mortgage loan or (b) a Phase I environmental study of the Property indicates that a Phase II environmental study is recommended, and either (i) Seller does not permit Buyer to perform a Phase II environmental study, or (ii) if a Phase II environmental study is permitted and performed, the results of such Phase II environmental study are of a type reasonably unacceptable to a conventional lender and Buyer provides written notice to that effect to Seller and escrow on or before 5:00 p.m. (in the time zone in which escrow agent is located) on or before the expiration of Buyer's due diligence period, whereupon Buyer shall receive a return of the Non-Refundable Deposit Amount. The amount of the then-outstanding principal balance of the mortgage loan shall be paid from the proceeds of the purchase price due at the closing and will reduce the cash at closing payable to Seller. If Buyer does not terminate the Purchase and Sale Agreement, the Non-Refundable Deposit Amount, together with the additional deposit (collectively, the "Deposit"), shall become non-refundable; provided, however, that if the Purchase and Sale Agreement is terminated due to a default of or breach by Seller of the Purchase and Sale Agreement and Buyer chooses to seek damages in lieu of specific performance, then the Deposit shall be returned to Buyer.

                                     CLOSING

The sale of the properties, including the Property, will take place no later than thirty (30) days following the expiration of Buyer's due diligence period. Seller may extend the closing (i) for up to thirty (30) days to satisfy a condition to be satisfied by Seller or (ii) such later date as is mutually acceptable to Seller and buyer. Provided that Buyer is not in default under the terms of the Purchase and Sale Agreement, Buyer shall be permitted a one-time thirty (30) day extension of the closing upon fifteen (15) days advance written notice to Seller and simultaneously with such notice to Seller, delivering to escrow an extension deposit of which $23,280 is attributable to the Property, which amount when received by escrow shall be added to the Deposit, shall be non-refundable, and shall be held, credited and disbursed in the same manner as provided in the Purchase and Sale Agreement with respect to the Deposit. Additionally, Seller may further extend the closing of the sale of the properties, including the Property, without penalty to a date not later than ninety (90) days following the then-scheduled closing in connection with its filing of this information statement. The closing of the sale of the Property is conditioned upon the sale of the other nine (9) properties closing concurrently, however, unless Buyer terminated contract with respect to any of the properties due to a Refundable Event (or in the event of a breach or default by Seller), Buyer must purchase all of the remaining properties or terminate the contract for all of the remaining properties.

                         REPRESENTATIONS AND WARRANTIES

The Purchase and Sale Agreement contains the customary seller representations and warranties by each seller (individually and severally with respect only to itself and its property), including, without limitation, representations regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; possessory interest in the Property; litigation; governmental violations; and defaults under property contracts.

The Purchase and Sale Agreement also contains customary buyer representations and warranties by Buyer, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; litigation; non-reliance upon Seller's representations and warranties other than those in the Purchase and Sale Agreement; Buyer is not a "Prohibited Person" as defined by the provisions of Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) or a person or entity that is named as "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Asset Control, etc.; the funds or other assets Buyer will transfer to Seller are not the property of or beneficially owned, directly or indirectly, by a Prohibited Person; and the funds or other assets Buyer will transfer to Seller are not the proceeds of specified unlawful activity as defined by 18 U.S.C. Section 1956(c)(7).

                                    COVENANTS

Each seller of the properties, including the Seller for the Property, has agreed that from the date of the Purchase and Sale Agreement through the closing, it will continue to operate its respective property, including the Property, in the ordinary course of business and subject to the following covenants:

      - Except as necessary in a seller's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in its reasonable discretion materially adversely affects the use, operation or value of the properties, such seller will not make any material alterations to the Property or remove any material fixtures and tangible personal property without the prior written consent of Buyer;

      - Other than utility easements and temporary construction easements granted by a seller in the ordinary course of business, such seller will not voluntarily create or cause any lien or encumbrance to attach to its property unless Buyer approves such lien or encumbrance; and

      - A seller may enter into new contracts or leases, renew existing leases or modify, terminate or accept the surrender or forfeiture of any of the leases, modify any contracts, or institute and prosecute any available remedies for default under any such leases or contracts without first obtaining the written consent of Buyer, as long as any such new or modified contracts or any new or renewed leases are in the ordinary course of business and do not have a term in excess of one year, without Buyer's prior written consent. Additionally, in the case of new or modified contracts, such contracts must be terminable on thirty (30) days or less notice without penalty and such contracts must not be modified to revise the termination provisions.

                                   CONDITIONS

Each seller's obligation, including the Seller's, to close the sale of its property, including the Property, is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by any seller:

      - All of the documents and funds required to be delivered by Buyer to such seller at the closing shall have been delivered;

      - Each of the representations, warranties and covenants of Buyer to such seller shall be true in all material respects as of the closing;

      - Buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Buyer;

      - Such seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase and Sale Agreement, including, without limitation, a tax free exchange (and the amendment of such Seller's (or such Seller's affiliates') partnership or other organization documents in connection therewith), (a) from Seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by Seller's (or Seller's affiliates') organizational documents, and (b) as required by law;

      - AIMCO shall, directly or indirectly, own more than 50% of the voting interests of each seller of the other nine (9) properties at the time of closing;

      - There shall not be pending or, to the knowledge of either Buyer or such seller, no litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase and Sale Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Buyer; and

      - The Federal Housing Commissioner shall have approved Buyer's assumption of the ground lease for the Trinity Place property pursuant to the terms of a ground lease assignment, and the seller of the Trinity Place property shall be released from its liability under the ground lease.

Buyer's obligation to close the purchase of the ten (10) properties under the Purchase and Sale Agreement, including the Property, is subject to satisfaction by the sellers, including the Seller, of the following conditions on or before the closing unless waived in whole or in part by Buyer:

      - All of the documents required to be delivered by the sellers to Buyer at the closing shall have been delivered;

      - Each of the representations, warranties and covenants of each seller shall be true in all material respects as of the closing;

      - Each seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such seller;

      - No seller shall be a debtor in any bankruptcy proceeding nor shall have been in the last six (6) months a debtor in any bankruptcy proceeding; and

      - The Federal Housing Commissioner shall have approved Buyer's assumption of the ground lease for the Trinity Place property pursuant to the terms of a ground lease assignment.

                             TERMINATION AND DEFAULT

Buyer's obligation to close the Purchase and Sale Agreement is conditioned upon its satisfaction, in its sole and absolute discretion, with its due diligence investigation of the properties during the feasibility study period. If the results of this investigation appear unsatisfactory to Buyer for any reason or, of Buyer elects not to proceed with the transaction for any other reason or no reason, in its sole and absolute discretion, then it shall have the right to terminate the Purchase and Sale Agreement in its entirety by providing notice to AIMCO on or before the expiration of the thirty (30) day feasibility study period. If Buyer terminates the Purchase and Sale Agreement with respect to all of the properties (the Property and the other nine (9) properties) during Buyer's feasibility study period, then the Deposit shall be returned to Buyer (less the Non-Refundable Deposit Amount unless a Refundable Event has occurred).

The Purchase and Sale Agreement with respect to the Property may be terminated at any time after the expiration of Buyer's due diligence period through the closing:

      -     By the sellers, if Buyer defaults in its obligations hereunder to
            (a) deliver any of the deposits, (b) deliver to Seller the required closing deliveries specified under the Purchase and Sale Agreement, or (c) deliver the purchase price for each property at the time required by the Purchase and Sale Agreement and close on the purchase of the Property on the closing date. The sellers may also terminate the Purchase and Sale Agreement if Buyer defaults in any of its representations, warranties or obligations, and such default continues for more than ten (10) days after written notice from AIMCO; and

      - By Buyer, with respect to any specified property, if the seller of such property defaults in its representations, warranties, covenants, or obligations under the Purchase and Sale Agreement, including selling the property, and such default continues for more than ten (10) days after written notice from Buyer.

If any seller terminates the Purchase and Sale Agreement due to a default of or breach by Buyer, then such seller is entitled to keep all of Buyer's Deposit (including the Non-Refundable Deposit Amount) as liquidated damages. If Buyer terminates the Purchase and Sale Agreement due to a default or breach of any seller, then Buyer may choose to either (i) recover the applicable share of the Buyer's Deposit (including the Non-Refundable Deposit Amount), or (ii) seek specific performance for the conveyance of such property to Buyer. If AIMCO receives a termination notice from Buyer for any property, AIMCO may, within three (3) business days after its receipt of such notice, give Buyer a reinstatement notice that Buyer must either purchase all of the properties or terminate the Purchase and Sale Agreement for all of the properties. Buyer shall, within three (3) days of receipt of such reinstatement notice, give AIMCO notice of whether it desires to purchase all of the properties or terminate the Purchase and Sale Agreement in its entirety, and Buyer's failure to do so shall be deemed Buyer's decision to purchase all of the properties in the aggregate. If the Purchase and Sale Agreement is terminated in whole or in part, Buyer may recover the applicable share of the Deposit for the terminated properties and Buyer may recover, as its sole recoverable damages, its direct and actual out-of-pocket expenses, which damages shall not exceed $20,000 per property.

                           EXPENSES AND CLOSING COSTS

With respect to each of the properties, Seller shall pay the base premium for the title policy, the cost of recording any instruments required to discharge any liens or encumbrances against any property, and one-half of the customary closing costs of the escrow agent for the sale of the properties. Buyer shall pay any premiums or fees required to be paid by Buyer with respect to its title policy for each of the properties (including "extended" coverage and requested endorsements), one-half of the customary closing costs of the escrow agent for the sale of the properties, any new or updated survey for any such property. Seller and Buyer shall share equally in the costs and expenses of (a) any and all state and/or county transfer taxes, sales, use, gross receipts or similar taxes, and (b) the existing survey.

Additionally, each seller shall pay the transaction broker a commission with respect to its property in accordance with the terms of a separate written contract between such seller and Apartment Realty Advisors Midwest. In addition to the commission payable by sellers to the transaction broker, as provided above, at closing, each seller shall pay its applicable share of a $2,000,000 acquisition fee to Investors Commercial Corporation, which fee shall become payable only if and when the transactions contemplated by the Purchase and Sale Agreement close and each seller receives the purchase price for such property (which includes the applicable share of the portfolio acquisition fee in the amount of $2,000,000) from Buyer.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E. , Washington D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

      - Our quarterly report on Form 10-QSB for the period ended September 30, 2004.

      - Our annual report on Form 10-KSB for the year ended December 31, 2004.

      - Our quarterly report on Form 10-QSB for the period ended March 31, 2005.

      - Our quarterly report on Form 10-QSB for the period ended June 30, 2005.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              c/o ITSC Corporation
                                  P.O. Box 2347
                              Greenville, SC 29602
                            Telephone: (864)239-1029

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:      c/o The Altman Group, Inc.
              1200 Wall Street, 3rd Floor
              Lyndhurst, New Jersey  07071

By telephone: (800) 217-9608

By facsimile: (201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.